Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended September 30, 2011

(Dollars in millions)

September 2011
Domestic Card Metrics(1)
Net principal charge-offs	$175
Average loans held for investment	$53,711
Annualized net charge-off rate(2)	3.90%
30+ day delinquencies	$1,962
Period-end loans held for investment	$53,820
30+ day delinquency rate(3)(4)	3.65%

International Card Metrics(1)
Net principal charge-offs	$41
Average loans held for investment	$8,655
Annualized net charge-off rate(2)	5.65%
30+ day delinquencies	$439
Period-end loans held for investment	$8,210
30+ day delinquency rate(3)(4)	5.35%

Auto Finance Metrics
Net principal charge-offs	$22
Average loans held for investment	$20,181
Annualized net charge-off rate(2) (5)	1.34%
30+ day delinquencies	$1,386
Period-end loans held for investment	$20,422
30+ day delinquency rate(3)	6.79%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by loan category by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by loan category by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)

The September 30, 2011 30+ day delinquency rate for Domestic Card reflects the impact of a change in the way we estimate recoveries in determining the uncollectible amount of finance charges and fees, which resulted in an increase of 11 basis points as of September 30, 2011. For International Card, the change did not have a significant impact on the 30+ day delinquency rate as of September 30, 2011.

(5)

The September 2011 annualized net charge-off rate for Auto reflects the impact of a true-up of recoveries for certain bankruptcy-related Auto loans that were previously charged-off, which resulted in a decrease in the annualized net charge-off rate of 55 basis points in September 2011.

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